Exhibit 99.1

Lifecore Biomedical, Inc. Announces Receipt of Nasdaq Notice of Delisting and Intention to Appeal

Notice of Delisting Will Not Immediately Result in the Suspension or Delisting of the Company’s Securities

CHASKA, Minn., February 16, 2024 (GLOBE NEWSWIRE) -- Lifecore Biomedical, Inc. (NASDAQ: LFCR) (the “Company”) announced today that on February 13, 2024 it received a Staff Delisting Determination (the “Staff Determination”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that Nasdaq has initiated which could result in the delisting of the Company’s securities from Nasdaq as a result of the Company not being in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”), which requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (the “SEC”). The Staff Determination has no immediate effect and will not immediately result in the suspension of trading or delisting of the Company’s securities.

The Staff Determination was issued because the Company has not filed its Annual Report on Form 10-K for the fiscal year ended May 28, 2023 (the “Form 10-K”) or its Quarterly Reports on Form 10-Q for the quarterly periods ended August 27, 2023 (the “First Quarter Form 10-Q”) and November 29, 2023 (the “Second Quarter Form 10-Q”) by the Extension Deadline (defined below).

The Company intends to appeal the Staff Determination before a Nasdaq Hearing Panel and seek a further stay of any suspension or delisting action pending the hearing process in accordance with the procedures set forth in the Staff Determination Letter. The Company is working diligently with its auditors to complete the previously disclosed restatement for the Company’s previously issued consolidated financial statements as of and for the fiscal years ended May 29, 2022 and May 30, 2021 included in the Company’s Annual Report on Form 10-K/A filed with the SEC, the Company’s unaudited consolidated financial statements as of and for the periods ending August 30, 2020, November 29, 2020, February 28, 2021, August 29, 2021, November 28, 2021, February 27, 2022, August 28, 2022, November 27, 2022 and February 26, 2023 included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC, and to file the Form 10-K, First Quarter 10-Q and Second Quarter 10-Q.

As previously disclosed, Nasdaq had granted the Company a period of 180 calendar days from the prescribed due date of the Form 10-K, or until February 12, 2024 (the “Extension Deadline”), to file the Form 10-K, First Quarter Form 10-Q, and Second Quarter Form 10-Q to regain compliance with the Listing Rule. The Company previously disclosed the delay in and circumstances behind the late filing of each of the Form 10-K, the First Quarter Form 10-Q, and Second Quarter Form 10-Q in a Notification of Late Filing on Form 12b-25, filed with the SEC on August 14, 2023, October 10, 2023, and January 10, 2024, respectively.

The Company’s request for a hearing before the Nasdaq Hearing Panel to appeal the Staff Determination must be made no later than 4:00 p.m. Eastern Time on February 20, 2024. The hearing request will automatically stay the suspension of the Company’s securities for a period of 15 days from the date of the request. In connection with its request for a hearing, the Company also intends to request that the Staff Determination be further stayed pending the hearing process. According to the Staff Determination, hearings are typically scheduled to occur approximately 30-45 days after the date of a company’s hearing request. Following the hearing, the Hearings Panel will issue a decision, which the Company may further appeal to the Nasdaq Listing Council for review. The Company is working diligently to file the delinquent periodic reports as soon as possible to regain compliance with the Listing Rule. However, there can be no assurance that such periodic reports will be filed before any hearing occurs or that the Nasdaq Hearing Panel will grant the Company’s request for a stay pending the hearing process.

About Lifecore Biomedical
Lifecore Biomedical, Inc. is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of complex sterile injectable pharmaceutical products in syringes and vials. As a leading manufacturer of premium, injectable grade Hyaluronic Acid, Lifecore Biomedical, Inc. brings more than 40 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. For more information about the Company, visit the Company’s website at www.lifecore.com.

Forward-Looking Statements
This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “should”, “can have”, “likely” and similar expressions are used to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the Company’s appeal to the Nasdaq Hearings Panel and request for a stay of the

Nasdaq delisting process and the timing of the filing of the Company’s delinquent periodic reports, which reflect the Company’s expectations based upon currently available information and data.

Because such statements are based on the Company’s current expectations and are not statements of fact, actual results may differ materially from those projected or estimated and you are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, the Company’s ability to respond in a timely and satisfactory matter to the inquiries by Nasdaq, the Company’s ability to regain compliance with Listing Rule, the Company’s ability to become current with its reports with the SEC, the risk that the completion and filing of the delinquent periodic reports will take longer than expected, and the risk that Nasdaq does not grant the Company’s request for a stay pending the hearing process or does not grant the Company’s request for continued listing. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including the risk factors contained in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K/A. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.

Lifecore Biomedical, Inc. Contact Information:
Jeff Sonnek
(646) 277-1263
jeff.sonnek@icrinc.com